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                           CHROMATICS COLOR SCIENCES
                              INTERNATIONAL, INC.

Contact:        Darby S. Macfarlane
Telephone:      (212) 717-8544
Fax:            (212) 717-6675

                             FOR IMMEDIATE RELEASE
                                 July 30, 1997

On July 30, 1997, Chromatics Color Sciences International, Inc. received a "substantial equivalence" determination order, in the form of a letter dated July 24, 1997 from the Center for Devices and Radiological Health (CDRH), Food and Drug Administration (FDA), authorizing Chromatics to commercially distribute its Colormate(TM) device for non-invasive monitoring of bilirubin infant jaundice in the United States. The "substantial equivalence" order was in response to Chromatics' premarket notification (510(k)) submission requesting marketing clearance for the device from the agency. The "substantial equivalence" order states that Chromatics must comply with the medical device "general controls," e.g., device establishment registration, medical device listing, good manufacturing practices (quality system regulation), labeling, and the statutory prohibitions against adulteration and misbranding. The order also states that the Colormate(TM) device is a Class II device which may be subject to additional "special controls." Chromatics intends to comply with any applicable "general controls" and "special controls" for purposes of commercial distribution.

The Company is engaged in the business of color science, including the scientific color measurement and classification of human skin, certain color-sensitive consumer products, and in determining the color compatibility of such skin and product color classification for use in a variety of industries including the cosmetic, beauty aid and fashion industries, as well as technology development for potential medical applications involving the detection and monitoring of certain chromogenic diseases. The Company's common stock and warrants are traded on NASDAQ under the symbols "CCSI" and "CCSIW" respectively.

Certain of the matters discussed are forward-looking statements that involve material risks to and uncertainties in the Company's business which may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its long range business plan for various applications for its technologies, the impact of competition, the obtaining of further regulatory clearances applicable to proposed new applications of the Company's technology, the maintenance of existing and any future regulatory clearances, the management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including those set forth in its annual report on Form 10-KSB.

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